                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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FORM 3                                                      OMB APPROVAL
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                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1. Name and Address of Reporting Person*

   MARKBREITER                        MICHAEL
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  (Last)                             (First)                         (Middle)

   c/o ALYN CORPORATION


   16761 Hale Avenue
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                                    (Street)

   Irvine                            CA                            92606
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   10/22/96
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

ALYN CORPORATION; "ALYN"
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


             X    Director                         10% Owner
           -----                           ------
                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

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6. If Amendment, Date of Original
         (Month/Day/Year)

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7. Individual or Joint/Group Filing
   (Check Applicable Line)
 X Form filed by One Reporting Person
---
   Form filed by More than One Reporting Person
---

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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

=================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 5(b)(v)


                                                                         (Over)
                                            Page 1 of 2         SEC 1473 (7-96)

        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or Price of     Form of         Indirect
                                     Expiration     (Instr. 4)                          Derivative      Derivative      Beneficial
                                     Date                                               Security        Security:       Ownership
                                    (Month/Day/                                                         Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               Or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
                                                   Common Stock, $.001
Options                              *    10/21/06 par value                 15,000     $13.50             D
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

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-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

=================================================================================================================================

Explanation of Responses:

*Options with respect to 8,333 shares of common stock are fully vested as of the date of grant (10/22/96) and immediately exercisable; options with respect to 3,333 shares of common stock will vest on the first anniversary of the date of grant; and options with respect to 3,334 shares of common stock will vest on the second anniversary of the date of grant.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                              /s/ Michael Markbreiter             10/22/96
                              _______________________________    ______________
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.

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